Exhibit 10.2

January 24, 2024

Jacqueline Zummo, Ph.D.

c/o Protara Therapeutics, Inc.
345 Park Avenue South

3rd Floor

New York, NY 10010

Via E-Mail

Re:	Retention Award Opportunity

Dear Jackie:

Recognizing the vital role you pay at Protara Therapeutics, Inc. (the “Company”) and acknowledging the importance of your contributions to the Company over the course of the next year, the Company is pleased to offer you a cash retention award (the “Retention Award”) on the terms and conditions contained in this letter agreement (this “Agreement”), which shall be effective as of the date you execute and return a copy of this Agreement.

1.	Retention Bonus. You will receive a cash lump sum payment in the amount of $150,000 (the “Retention Award”), payable on or about January 31, 2024, subject to your continued employment through the payment date and the other terms and conditions set forth herein. You agree that in the event of (i) your voluntary termination of your employment with the Company or (ii) your termination for Cause (as such term is defined in that certain Executive Employment Agreement between the Company and you dated as of December 17, 2019), on or before April 30, 2025, you will be required to repay the Retention Award, net of any taxes withheld, in full to the Company within thirty (30) days of such termination.

2.	Tax Withholding. Payment of the Retention Award will be subject to applicable federal, state and local tax withholding.

3.	Effect on Other Benefits. You acknowledge that payment of the Retention Award is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, pension or retirement benefits, matching contributions or similar payments.

4.	No Right to Continued Employment. Nothing in this Agreement will confer upon you any right to continued employment with the Company (or its subsidiaries or their respective successors) or interfere in any way with the right of the Company (or its subsidiaries or their respective successors) to terminate your employment at any time.

5.	Governing Law. Any dispute arising under this Agreement shall be decided by applying the laws of the State of New York, without regard to conflicts of law principles.

6.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

7.	Entire Agreement; Amendment. This Agreement constitutes the entire agreement between you and the Company with respect to the Retention Award and supersedes any and all prior agreements or understandings between you and the Company with respect to the Retention Award, whether written or oral. This Agreement may be amended or modified only by a written instrument executed by you and the Company.

We hope this arrangement encourages your continued commitment to the Company. Please acknowledge your agreement to the terms of this Agreement by countersigning it in the space below and returning it to me.

Sincerely yours,

PROTARA THERAPEUTICS, INC.

By:	/s/ Jesse Shefferman
Name:	Jesse Shefferman
Title:	Chief Executive Officer

Accepted and agreed:

/s/ Jacqueline Zummo
Jacqueline Zummo, Ph.D.